EXHIBIT 99.1

Monarch Casino & Resort Reports Record Second Quarter 2024 Financial Results

Declares Cash Dividend of $0.30 per Share Payable on September 15, 2024

RENO, Nev., July 24, 2024 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch,” “we,” “our,” or “the Company”) today reported record financial results for the second quarter ended June 30, 2024, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	Increase	2024	2023	Increase
Net revenue	$128,143	$123,683	3.6%	$249,800	$240,327	3.9%

Net income	22,682	22,413	1.2%	40,957	40,083	2.2%

Adjusted EBITDA(1)	$43,923	$42,128	4.3%	$82,471	$78,608	4.9%

Basic EPS	$1.21	$1.16	4.3%	$2.16	$2.08	3.8%
Diluted EPS	$1.19	$1.14	4.4%	$2.12	$2.04	3.9%

(1)	Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “In the 2024 second quarter, net revenue and adjusted EBITDA grew to all-time second quarter records of $128.1 million and $43.9 million, respectively. Our continued focus on operational efficiency resulted in an improvement to the adjusted EBITDA margin to 34.3% from 34.1% in the same period of the prior year.

“Monarch Black Hawk generated revenue growth across all its business segments and expanded its adjusted EBITDA margin. The property continued to attract mid- and upper- tier players from the greater Denver market. Recently, the property’s Bistro Mariposa and Monarch Chophouse were honored with Wine Spectator's Best of Award of Excellence, joining Bistro Napa and Atlantis Steakhouse at Atlantis in receiving a prestigious Wine Spectator award.

“At Atlantis, during the 2024 second quarter, we completed the redesign and upgrade of 125 additional hotel rooms, leaving us with 246 total rooms to complete. We intend to have all 817 hotel rooms and suites redesigned and upgraded by the end of the second quarter of 2025. While Reno remains a very competitive market, we believe our focus on operational efficiency and property enhancements through major capital investments will keep us competitive and will be financially rewarding over the long-term.”

Summary of 2024 Second Quarter Operating Results
In the 2024 second quarter, the Company generated net revenue of $128.1 million, an increase of 3.6% from $123.7 million in the corresponding prior-year quarter. Casino, food and beverage (“F&B”), and hotel revenues increased 3.1%, 1.0% and 9.0% year-over-year, respectively. The revenue increase was driven primarily by ongoing growth at Monarch Black Hawk.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2024 were $26.2 million compared to $25.0 million in the corresponding prior-year period, driven primarily by increases in labor expense, repair and maintenance expense, and advertising and promotional expenses. As a percentage of net revenue, SG&A expense increased to 20.4% compared to 20.2% in the corresponding prior-year period. Casino operating expense as a percentage of casino revenue increased to 37.7% during the second quarter of 2024 compared to 37.4% in the same period a year ago, primarily due to increased labor expense. F&B operating expense as a percentage of F&B revenue was 73.8% compared to 72.3% in the prior-year period due to increased cost of goods sold and an increase in operating supplies expense. Hotel operating expense as a percentage of hotel revenue decreased to 33.5% in the second quarter of 2024 compared to 36.2% in the same period a year ago, primarily due to an increase in the Average Daily Rate and improved cost management.

In the 2024 second quarter, net income increased 1.2% and diluted EPS increased 4.4% compared to the same period last year. The Company generated 2024 second quarter consolidated adjusted EBITDA of $43.9 million, an increase of $1.8 million, or 4.3%, over the same period a year ago.

Credit Facility and Liquidity
As of June 30, 2024, the Company had cash and cash equivalents of $33.5 million and an outstanding principal balance of $23.0 million under its credit facility.

Capital expenditures of $12.8 million in the second quarter of 2024 were funded from operating cash flows, cash on hand and borrowings against the Company’s credit facility, and included the completion of the redesign and upgrade of 125 guest rooms at Atlantis, as well as ongoing maintenance capital expenditures at both properties.

On June 15, 2024, the Company paid a cash dividend of $0.30 per share to its stockholders of record on June 1, 2024. The cash dividend was funded from operating cash flows, cash on hand and borrowings against the Company’s credit facility.

In the second quarter of 2024, the Company purchased 452,464 shares of its common stock on the open market for an aggregate amount of $30.5 million under its existing Repurchase Plan. The purchases were funded from operating cash flows, cash on hand and borrowings against the Company’s credit facility.

With a strong balance sheet and free cash flow, we believe that we are favorably positioned to continue investing in our properties, paying cash dividends, and buying back stock under our existing stock repurchase authorization. We also continue to diligently evaluate potential M&A transactions, which we believe can drive additional attractive long-term value for our stockholders.

Quarterly Dividend Declaration
The Company announced today a cash dividend of $0.30 per share of its outstanding common stock. The dividend is payable on September 15, 2024, to stockholders of record on September 1, 2024. This cash dividend is part of the previously announced annual cash dividend of $1.20 per share payable in quarterly payments and subject to quarterly review and evaluation by the Company’s Board of Directors.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) the continuing strength of our balance sheet and our expected free cash flow; (ii) our expectations regarding continuing our dividend payments in the future; (iii) our expectations regarding the cash flow we expect to generate to fund our one-time cash dividend to stockholders; (iv) our beliefs regarding the strengths of the local markets we serve in Reno and Black Hawk; (v) our expectations regarding the completion of room renovations at the Atlantis; and (vi) our beliefs regarding the impact of our capital investment strategy and evaluation of potential strategic transactions on our long term success. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  adverse impacts of outbreaks of contagious diseases on our business, financial condition and operating results;
  actions taken by government officials at the federal, state and/or local level with respect to the containment of disease outbreaks, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders;
  our ability to manage guest safety concerns in connection with an outbreak of contagious diseases;
  our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts in the event of any unexpected or unplanned events, such as temporary or extended shutdowns;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impacts of any uninsured losses;
  changes in guest visitation or spending patterns due to economic conditions, health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our general contractor at Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  claims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have in connection with construction and completion of Monarch Casino Resort Spa Black Hawk and any adverse impacts on operations required to correct the same;
  the outcome of our litigation against the general contractor of Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., in the above-mentioned litigation in which litigation the parties are currently awaiting the Court’s decision following the trial on the matter;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and any subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular, including predictions for a potential recession;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation;
  potential of increased regulatory and other burdens;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results;
  competition in our target market areas;
  broad-based inflation, including wage inflation; and
  the impact of the conflicts taking place in Ukraine and Israel.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Monarch Casino Resort Spa ("Monarch Black Hawk") in Black Hawk, Colorado, approximately 40 miles west of Denver and the Atlantis Casino Resort Spa ("Atlantis"), a hotel/casino facility in Reno, Nevada. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

Monarch Black Hawk features approximately 60,000 square feet of casino space; approximately 1,000 slot machines; 43 table games; a live poker room; keno; and a sports book. The resort also includes 10 bars and lounges, as well as four dining options: a twenty-four-hour full-service restaurant, a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine). The resort offers 516 guest rooms and suites, banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and enclosed year-round pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Atlantis features approximately 61,000 square feet of casino space; 817 guest rooms and suites; eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; retail outlet offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,200 slot and video poker machines; approximately 33 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or jfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data; Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023

Revenues
Casino	$70,977	$68,855	$140,413	$135,760
Food and beverage	31,842	31,525	62,005	60,842
Hotel	19,731	18,094	36,505	33,565
Other	5,593	5,209	10,877	10,160
Net revenues	128,143	123,683	249,800	240,327

Operating expenses
Casino	26,773	25,746	53,125	50,998
Food and beverage	23,489	22,803	46,064	44,740
Hotel	6,607	6,541	12,585	12,931
Other	2,926	2,786	5,834	5,729
Selling, general and administrative	26,198	24,955	53,272	50,071
Depreciation and amortization	12,404	11,618	24,891	22,955
Other operating items, net	233	(474)	706	36
Total operating expenses	98,630	93,975	196,477	187,460
Income from operations	29,513	29,708	53,323	52,867

Interest expense, net	(211)	(780)	(204)	(1,367)
Income before income taxes	29,302	28,928	53,119	51,500
Provision for income taxes	(6,620)	(6,515)	(12,162)	(11,417)
Net income	$22,682	$22,413	$40,957	$40,083

Earnings per share of common stock
Basic	$1.21	$1.16	$2.16	$2.08
Diluted	$1.19	$1.14	$2.12	$2.04

Weighted average number of common shares and potential common shares outstanding
Basic	18,731	19,243	18,948	19,229
Diluted	19,090	19,618	19,315	19,636

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET (In thousands, except per share data)

	June 30, 2024	December 31, 2023
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$33,508	$43,361
Receivables, net	9,861	11,990
Income taxes receivable	1,580	1,006
Inventories	8,099	7,614
Prepaid expenses	7,908	10,995
Total current assets	60,956	74,966
Property and equipment, net	586,091	580,497
Goodwill	25,111	25,111
Intangible assets, net	218	299
Total assets	$672,376	$680,873
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$23,000	$-
Accounts payable	17,398	23,092
Construction accounts payable	47,827	47,566
Accrued expenses	46,904	51,812
Short-term lease liability	938	897
Total current liabilities	136,067	123,367
Deferred income taxes	23,084	23,084
Long-term lease liability	13,537	14,021
Long-term debt	-	5,500
Other long-term liabilities	1,321	1,761
Total liabilities	174,009	167,733
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized; 19,206,377 shares issued; 18,409,671 outstanding at June 30, 2024; 19,154,031 shares issued and 19,091,497 outstanding at December 31, 2023	192	191
Additional paid-in capital	54,674	48,821
Treasury stock, 796,706 shares at June 30, 2024; 62,534 shares at December 31, 2023	(54,073)	(3,718)
Retained earnings	497,574	467,846
Total stockholders' equity	498,367	513,140
Total liabilities and stockholders' equity	$672,376	$680,873

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$22,682	$22,413	$40,957	$40,083
Expenses:
Stock based compensation	1,773	1,276	3,551	2,750
Depreciation and amortization	12,404	11,618	24,891	22,955
Provision for income taxes	6,620	6,515	12,162	11,417
Interest expense	211	780	204	1,367
Construction litigation expenses (2)	133	663	643	1,173
Insurance claims proceeds (2)	-	(1,195)	-	(1,195)
Loss (gain) on disposition of assets (2)	100	58	63	58
Adjusted EBITDA (1)	$43,923	$42,128	$82,471	$78,608

(1)	Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of Monarch's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of Monarch's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies. Monarch defines Adjusted EBITDA margin as Adjusted EBITDA divided by Net revenue.
(2)	Amount included in the “Other operating items, net” on the Consolidated Statement of Income.